Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS FIRST-QUARTER 2017 FINANCIAL RESULTS
Private Education Loan Portfolio Grows 29 Percent From Year-Ago Quarter to $15.5 Billion
Net Interest Income Increases 28 Percent From Year-Ago Quarter to $268 Million
Diluted Earnings Per Share Up 43 Percent From Year-Ago Quarter to $0.20
Private Education Loan Originations For The Quarter Totaled $1.8 Billion

NEWARK, Del., April 19, 2017 — Sallie Mae (Nasdaq: SLM), formally SLM Corporation, today released first-quarter 2017 financial results that include growth in portfolio size, net interest income, diluted earnings per share and originations. In the first-quarter 2017, the company expanded its private education loan portfolio 29 percent to $15.5 billion, increased its net interest income 28 percent to $268 million, increased its diluted earnings per share 43 percent to $0.20, all compared with the first quarter of 2016, and originated $1.8 billion in private education loans in the period. In addition, on March 23, 2017, the FDIC terminated, with no conditions, the consent order and order for restitution issued against Sallie Mae Bank on May 13, 2014.
“Since the spin off nearly three full years ago, we have made a meaningful shift toward becoming a consumer bank,” said Raymond J. Quinlan, chairman and CEO. “I am gratified by the ongoing results of that effort: disciplined compliance management has cultivated strong working relationships with our regulators, and high credit quality in originations has translated into customer success in repayment. I applaud our 1,347 employees and their commitment to providing our customers with the best possible experience from application through repayment. Through their exemplary efforts, we have put past regulatory orders behind us and made our customers the center of our efforts.”
For the first-quarter 2017, GAAP net income was $95 million, compared with $66 million in the year-ago quarter. GAAP net income attributable to the company’s common stock was $89 million ($0.20 diluted earnings per share) in the first-quarter 2017, compared with $61 million ($0.14 diluted earnings per share) in the year-ago quarter. The year-over-year increase was primarily attributable to a $58 million increase in net interest income and a $7 million decrease in provisions for credit losses, which was offset by a $15 million decrease in total non-interest income (that included the effect of a one-time $10 million change in reserve estimates related to the Upromise rewards business in the first-quarter 2016), a $10 million increase in total non-interest expenses, a $12 million increase in income tax expense, and a mark-to-market loss on derivatives and hedging activities of $5 million.
The provision for credit losses benefited from an update to the company’s life-of-loan loss forecasting model for troubled debt restructurings (TDRs) that resulted in an $8 million reduction of expected future credit losses. In addition, the March 2017 increase in 1-month LIBOR reduced the TDRs’ expected life-of-loan losses by an additional $4 million. Finally, a new stock compensation accounting standard reduced income tax expense by $6 million in the quarter.
First-quarter 2017 results vs. first-quarter 2016 included:

•	Private education loan originations of $1.8 billion, up 2 percent.

•	Net interest income of $268 million, up 28 percent.

•	Net interest margin of 5.96 percent, up 19 basis points.

•	Average private education loans outstanding of $15.4 billion, up 31 percent.

•	Average yield on the private education loan portfolio was 8.26 percent, up 23 basis points.

•	Private education loan provision for loan losses was $27 million, down from $34 million.

•	Private education loans in forbearance were 3.2 percent of private education loans in repayment and forbearance, up from 3.0 percent.

•	Private education loan delinquencies as a percentage of private education loans in repayment were 1.9 percent, down from 2.1 percent.
Core earnings for the first-quarter 2017 were $98 million, compared with $67 million in the year-ago quarter. Core earnings attributable to the company’s common stock grew 51 percent to $93 million ($0.21 diluted earnings per share) in the first-quarter 2017, compared with $61 million ($0.14 diluted earnings per share) in the year-ago quarter.
Sallie Mae provides core earnings because it is one of several measures used to evaluate management performance and allocate corporate resources. The difference between core earnings and GAAP net income is driven by mark-to-market unrealized gains and losses on derivative contracts recognized in GAAP, but not in core earnings results. Management believes its derivatives are effective economic hedges, and, as such, they are a critical element of the company’s interest rate risk management strategy.
First-quarter 2017 GAAP results included $5 million of pre-tax losses from derivative accounting treatment that are excluded from core earnings results, vs. pre-tax losses of $1 million in the year-ago period.
Total Non-Interest Expenses
Total non-interest expenses were $103 million in the first-quarter 2017, compared with $93 million in the year-ago quarter. Operating expenses grew 11 percent from the year-ago quarter while the non-GAAP operating efficiency ratio decreased to 36.8 percent in the first-quarter 2017 from 40.2 percent in the year-ago quarter. Excluding FDIC assessment fees, which grew 73 percent as a result of private education loan portfolio growth, non-interest expenses grew 8 percent.
Income Tax Expense
Income tax expense increased to $51 million in the first-quarter 2017 from $39 million in the year-ago quarter. The effective income tax rate decreased in the first-quarter 2017 to 35.0 percent from 37.1 percent in the year-ago quarter, primarily as a result of a $6 million benefit from the new stock compensation accounting standard which changed the treatment of excess tax benefits/deficiencies related to the settlement of employee stock-based awards.
Long Term Borrowings
On April 5, 2017, the company issued an unsecured debt offering of $200 million of 5.125 percent Senior Notes due April 5, 2022 at par. The company intends to use the net proceeds from this debt offering to redeem all of its 6.97 percent Series A preferred stock and for general corporate purposes.
Capital
The regulatory capital ratios of the company’s Sallie Mae Bank subsidiary continue to exceed guidelines for institutions considered “well capitalized.” At March 31, 2017, Sallie Mae Bank’s regulatory capital ratios were as follows:

	March 31, 2017	"Well Capitalized" Regulatory Requirements
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	12.3 percent	6.5 percent
Tier 1 Capital (to Risk-Weighted Assets)	12.3 percent	8.0 percent
Total Capital (to Risk-Weighted Assets)	13.3 percent	10.0 percent
Tier 1 Capital (to Average Assets)	11.2 percent	5.0 percent
Deposits
Deposits at the company totaled $13.4 billion ($6.7 billion in brokered deposits and $6.7 billion in retail and other deposits) at March 31, 2017, compared to total deposits of $11.5 billion ($6.8 billion in brokered deposits and $4.7 billion in retail and other deposits) at March 31, 2016.
Guidance
The company expects 2017 results to be as follows:

•	Full-year diluted core earnings per share: $0.70 - $0.72.

•	Full-year private education loan originations of $4.9 billion.

•	Full-year non-GAAP operating efficiency ratio: 38 percent - 39 percent.

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Sallie Mae will host an earnings conference call tomorrow, April 20, 2017, at 8 a.m. EDT. Sallie Mae executives will be on hand to discuss highlights of the quarter and to answer questions related to company performance. Individuals interested in participating should dial 877-356-5689 (USA and Canada) or 706-679-0623 (international) and use access code 85267923 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. A replay of the conference call will be available approximately two hours after the call’s conclusion and will remain available through May 3, 2017. To hear the replay, please dial 855-859-2056 (USA and Canada) or 404-537-3406 (international) and use access code 85267923.
Presentation slides for the conference call may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2016 (filed with the Securities and Exchange Commission (“SEC”) on Feb. 24, 2017) and subsequent filings with the SEC; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; failure to comply with consumer protection, banking and other laws; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings; failures or breaches of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; risks associated with restructuring initiatives, including failures to successfully implement cost-cutting and restructuring initiatives and the adverse effects of such initiatives on the company's business; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; changes in banking rules and regulations, including increased capital requirements; increased competition from banks and other consumer lenders; the creditworthiness of the company's customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of the company's earning assets versus the company's funding arrangements; rates of prepayments on the loans made by the company and its subsidiaries; changes in general economic conditions and the company's ability to successfully effectuate any acquisitions; and other strategic initiatives. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions, including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform such statements to actual results or changes in its expectations.
The company reports financial results on a GAAP basis and also provides certain “Core Earnings” performance measures. The difference between the company’s “Core Earnings” and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts (excluding current period accruals on the derivative instruments), net of tax. These are recognized in GAAP, but not in “Core Earnings” results. The company provides “Core Earnings” measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. The company’s “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies.
For additional information, see “Management's Discussion and Analysis of Financial Condition and Results of Operations — GAAP Consolidated Earnings Summary -‘Core Earnings’ ” in the company’s Form 10-Q for the quarter ended March 31, 2017 for a further discussion and the “‘Core Earnings’ to GAAP Reconciliation” table in this press release for a complete reconciliation between GAAP net income and “Core Earnings.”
In 2016, our non-GAAP operating efficiency ratio was calculated for the periods presented as the ratio of (a) the total non-interest expense numerator to (b) the net revenue denominator (which consisted of net interest income, before provision for credit losses, plus non-interest income).
In 2017, we will begin calculating and reporting our non-GAAP operating efficiency ratio as the ratio of (a) the total non-interest expense numerator to (b) the net revenue denominator (which consists of the sum of net interest income, before provision for credit losses, and non-interest income, less the net impact of derivative accounting as defined in the "‘Core Earnings’ to GAAP Reconciliation" table in this Press Release). We believe this change will improve visibility into our management of operating expenses over time and eliminate the variability in this ratio that may be related to the changes in fair value of our derivative contracts that we consider economic hedges and which do not affect how we manage operating expenses. This change conforms the treatment of our hedging activities in our operating efficiency ratio to our non-GAAP “Core Earnings” measure. The impact of this change on the non-GAAP operating efficiency ratio reported in each of our prior quarterly and annual periods is immaterial. This ratio provides useful information to investors because it is a measure used by our management team to monitor our effectiveness in managing operating expenses. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from our ratio. Accordingly, our non-GAAP operating efficiency ratio may not be comparable to similar measures used by other companies.

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Sallie Mae (Nasdaq: SLM) is the nation’s saving, planning, and paying for college company. Whether college is a long way off or just around the corner, Sallie Mae offers products that promote responsible personal finance, including private education loans, Upromise rewards, scholarship search, college financial planning tools, and online retail banking. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.
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Contacts:

Media:	Martha Holler, 302-451-4900, martha.holler@salliemae.com, Rick Castellano, 302-451-2541, rick.castellano@salliemae.com
Investors:	Brian Cronin, 302-451-0304, brian.cronin@salliemae.com
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Selected Financial Information and Ratios
(Unaudited)

	Three Months Ended
	March 31,
(In thousands, except per share data and percentages)	2017	2016

Net income attributable to SLM Corporation common stock	$89,368	$60,776
Diluted earnings per common share attributable to SLM Corporation	$0.20	$0.14
Weighted average shares used to compute diluted earnings per share	438,735	430,903
Return on assets	1.4%	1.7%
Non-GAAP operating efficiency ratio - old method(1)	37.5%	40.4%
Non-GAAP operating efficiency ratio - new method(2)	36.8%	40.2%

Other Operating Statistics
Ending Private Education Loans, net	$15,516,443	$12,021,022
Ending FFELP Loans, net	990,611	1,087,403
Ending total education loans, net	$16,507,054	$13,108,425

Average education loans	$16,452,683	$12,920,961
_________

(1) In 2016, our non-GAAP operating efficiency ratio was calculated for the periods presented as the ratio of (a) the total non-interest expense numerator to (b) the net revenue denominator (which consisted of net interest income, before provision for credit losses, plus non-interest income).

(2) In 2017, we will begin calculating and reporting our non-GAAP operating efficiency ratio as the ratio of (a) the total non-interest expense numerator to (b) the net revenue denominator (which consists of the sum of net interest income, before provision for credit losses, and non-interest income, less the net impact of derivative accounting as defined in the "‘Core Earnings’ to GAAP Reconciliation" table in this Press Release). We believe this change will improve visibility into our management of operating expenses over time and eliminate the variability in this ratio that may be related to the changes in fair value of our derivative contracts that we consider economic hedges and which do not affect how we manage operating expenses. This change conforms the treatment of our hedging activities in our operating efficiency ratio to our non-GAAP “Core Earnings” measure. The impact of this change on the non-GAAP operating efficiency ratio reported in each of our prior quarterly and annual periods is immaterial. This ratio provides useful information to investors because it is a measure used by our management team to monitor our effectiveness in managing operating expenses. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from our ratio. Accordingly, our non-GAAP operating efficiency ratio may not be comparable to similar measures used by other companies.

SLM CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	March 31,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$1,077,576	$1,918,793
Available-for-sale investments at fair value (cost of $221,265 and $211,406, respectively)	216,896	208,603
Loans held for investment (net of allowance for losses of $187,086 and $184,701, respectively)	16,562,210	15,137,922
Restricted cash and investments	94,146	53,717
Other interest-earning assets	50,342	49,114
Accrued interest receivable	838,461	766,106
Premises and equipment, net	87,982	87,063
Tax indemnification receivable	261,033	259,532
Other assets	47,855	52,153
Total assets	$19,236,501	$18,533,003

Liabilities
Deposits	$13,361,871	$13,435,667
Long-term borrowings	2,837,347	2,167,979
Income taxes payable, net	234,414	184,324
Upromise member accounts	249,086	256,041
Other liabilities	118,427	141,934
Total liabilities	16,801,145	16,185,945

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series A: 3.3 million and 3.3 million shares issued, respectively, at stated value of $50 per share	165,000	165,000
Series B: 4 million and 4 million shares issued, respectively, at stated value of $100 per share	400,000	400,000
Common stock, par value $0.20 per share, 1.125 billion shares authorized: 440.4 million and 436.6 million shares issued, respectively	88,075	87,327
Additional paid-in capital	1,191,466	1,175,564
Accumulated other comprehensive loss (net of tax benefit of $4,132 and $5,364, respectively)	(6,691)	(8,671)
Retained earnings	684,165	595,322
Total SLM Corporation stockholders’ equity before treasury stock	2,522,015	2,414,542
Less: Common stock held in treasury at cost: 9.3 million and 7.7 million shares, respectively	(86,659)	(67,484)
Total equity	2,435,356	2,347,058
Total liabilities and equity	$19,236,501	$18,533,003

SLM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Interest income:
Loans	$324,757	$245,230
Investments	2,143	2,591
Cash and cash equivalents	2,588	1,634
Total interest income	329,488	249,455
Interest expense:
Deposits	44,852	34,012
Interest expense on short-term borrowings	1,236	2,163
Interest expense on long-term borrowings	15,323	3,415
Other interest expense	1	2
Total interest expense	61,412	39,592
Net interest income	268,076	209,863
Less: provisions for credit losses	25,296	32,602
Net interest income after provisions for credit losses	242,780	177,261
Non-interest income:
Losses on derivatives and hedging activities, net	(5,378)	(354)
Other income	11,346	21,028
Total non-interest income	5,968	20,674
Non-interest expenses:
Compensation and benefits	55,464	50,209
FDIC assessment fees	7,229	4,176
Other operating expenses	39,984	38,500
Total operating expenses	102,677	92,885
Acquired intangible asset amortization expense	117	260
Total non-interest expenses	102,794	93,145
Income before income tax expense	145,954	104,790
Income tax expense	51,011	38,875
Net income	94,943	65,915
Preferred stock dividends	5,575	5,139
Net income attributable to SLM Corporation common stock	$89,368	$60,776
Basic earnings per common share attributable to SLM Corporation	$0.21	$0.14
Average common shares outstanding	429,891	427,111
Diluted earnings per common share attributable to SLM Corporation	$0.20	$0.14
Average common and common equivalent shares outstanding	438,735	430,903

“Core Earnings” to GAAP Reconciliation

The following table reflects adjustments associated with our derivative activities.

	Three Months Ended
	March 31,
(Dollars in thousands, except per share amounts)	2017	2016

“Core Earnings” adjustments to GAAP:
GAAP net income attributable to SLM Corporation	$94,943	$65,915
Preferred stock dividends	5,575	5,139
GAAP net income attributable to SLM Corporation common stock	$89,368	$60,776

Adjustments:
Net impact of derivative accounting(1)	5,458	1,042
Net tax effect(2)	2,084	399
Total “Core Earnings” adjustments to GAAP	3,374	643

“Core Earnings” attributable to SLM Corporation common stock	$92,742	$61,419

GAAP diluted earnings per common share	$0.20	$0.14
Derivative adjustments, net of tax	0.01	—
“Core Earnings” diluted earnings per common share	$0.21	$0.14
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(1) Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0.

(2) “Core Earnings” tax rate is based on the effective tax rate at the Bank where the derivative instruments are held.